Exhibit 99.2

Metals Acquisition Corp. II Announces Closing of $230 Million Initial Public Offering Including Exercise of Underwriters’ Over-Allotment Option in Full

GEORGE TOWN, CAYMAN ISLANDS, March 13, 2026 (GLOBE NEWSWIRE) -- Metals Acquisition Corp. II (NYSE: MTAL.U) (the “Company”) today announced the closing of its initial public offering of 23,000,000 units, which includes 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full, at a public offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on The New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “MTAL.U.” on March 12, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NYSE under the symbols “MTAL” and “MTAL WS,” respectively.

Concurrently with the closing of the initial public offering, the Company closed on a private placement of an aggregate of 5,066,666 warrants at a price of $1.50 per warrant, resulting in gross proceeds of $7,600,000. MAC Partners LLC, the Company’s sponsor, purchased 3,533,333 private placement warrants, Sternship Advisers Pty Ltd. purchased 76,667 private placement warrants, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, purchased 1,226,666 private placement warrants and Jett Capital Advisors, LLC purchased 230,000 private placement warrants. Each private placement warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Of the proceeds received from the consummation of the initial public offering and the simultaneous private placement of warrants, $230,000,000 (or $10.00 per unit sold in the public offering) was placed in trust.

Metals Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it intends to target opportunities across the natural resources value chain, with a particular focus on metals and mining businesses in high quality, stable jurisdictions.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC acted as the Lead Book-Running Manager for the offering and Jett Capital Advisors, LLC acted as a Co-Manager. Sternship Advisers Pty Ltd acted as Capital Markets Advisor.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Attention: Prospectus Department, 3 Columbus Circle, 24th Floor, New York, NY 10019, or by email at capitalmarkets@cohencm.com, or by visiting the SEC’s website at www.sec.gov.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination and the anticipated use of the net proceeds of the initial public offering and simultaneous private placement. No assurance can be given that the net proceeds of the offering will be used as indicated, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Mick McMullen
Executive Chair and Director
Metals Acquisition Corp. II
info@metasacqii.com